OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is made as of December 5, 2013, by and between CAPITAL GUARDIAN ASSET MANAGEMENT, LLC, a Delaware limited liability company (hereinafter referred to as the “Adviser”), and CAPITAL GUARDIAN FUNDS TRUST, a Delaware statutory trust (hereinafter referred to as the “Trust”), on behalf of the series of the Trust as indicated on Schedule A attached hereto, as may be amended from time to time (each, a “Fund”).

WITNESSETH

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser, dated as of December 5, 2013 (the “Advisory Agreement”); and

WHEREAS, the Adviser has agreed to limit the Fund’s operating expenses pursuant to the terms and provisions of this Agreement, and the Fund desires to allow the Adviser to implement those limits.

AGREEMENT

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.   LIMIT ON OPERATING EXPENSES.  The Adviser hereby agrees to waive all or a portion of its agreed to advisory fees with respect to the Fund under the Advisory Agreement, and to reimburse the Fund for operating expenses it incurs (if necessary) to the extent necessary to ensure that the total operating expenses (excluding all federal, state and local taxes, interest, dividends and interest on short positions, acquired fund fees and expenses, brokerage commissions and other costs incurred in connection with the purchase and sale of securities and extraordinary items) of the Fund do not exceed the amount set forth in Schedule A to this Agreement annually.

2.   REIMBURSEMENT OF FEES AND EXPENSES.  The Adviser has a right to receive reimbursement for fee reductions and/or expense payments made pursuant to this Agreement made in the prior three fiscal years, provided that after giving effect to such reimbursement total operating expenses (excluding all federal, state and local taxes, interest, dividends and interest on short positions, acquired fund fees and expenses, brokerage commissions and other costs incurred in connection with the purchase and sale of securities and extraordinary items) of the Fund do not exceed the amount set forth in Schedule A to this Agreement in the year of reimbursement.

3.   TERM.  The term of this Agreement shall begin on the date first stated above and shall continue in effect for an initial term of two years and from year-to-year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, and subject to approval at least annually by the vote of a majority of the trustees who are not parties to such contract or interested persons of any such party to such contract (other than as trustees of the Trust).

4.   TERMINATION.  This Agreement can only be terminated by the Board of Trustees of the Trust.

5.   ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.   SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.   GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including, but not limited to, the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

CAPITAL GUARDIAN FUNDS TRUST

By: /s/ Brian T. Kirkpatrick
Brian T. Kirkpatrick, President

CAPITAL GUARDIAN ASSET MANAGMENT, LLC

By: /s/ Brian T. Kirkpatrick
Brian T. Kirkpatrick
                                                                                                                                                                                          President, CIO

SCHEDULE A

Series (“Fund”) of Capital Guardian Funds Trust	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Capital Guardian Core Balanced Fund – Investor Class Shares	1.25%
Capital Guardian Core Balanced Fund – Institutional Class Shares	1.00%